Exhibit 99.2

CORPORATE PARTICIPANTS

Steven Gerard CBIZ, INC. - CEO

Ware Grove CBIZ, Inc. - SVP and CFO

CONFERENCE CALL PARTICIPANTS

Josh Vogel Sidoti & Co. - Analyst

Jim Macdonald First Analysis - Analyst

PRESENTATION

Operator

Good morning and welcome to the CBIZ Fourth Quarter and Full Year 2013 Results Conference Call. All participants will be in listen-only mode.

(Operator Instructions)

Please note this event is being recorded. I would now like to turn the conference over to Steven Gerard, Chairman and CEO. Please go ahead.

Steven Gerard - CBIZ, INC. - CEO

Thank you, Gary, and good morning everyone and thank you for calling into our fourth quarter and full year conference call. Before I begin my comments, I’d like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in. However, I ask that if you have questions, you hold them until after the call and we’ll be happy to address them at that time.

The call is also being webcast and you can listen to it over our website. You should have all received a copy of the release which was issued this morning. If you have not, this too can be accessed on our Website. Finally please remember that during the course of the call we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations, and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings or Form 10-K in our press releases. Joining me on the call this morning is Jerry Grisko, our President and Chief Operating Officer; and Ware Grove, our Chief Financial Officer.

Prior to the opening this morning, we were very pleased to release our fourth quarter and full year results. These results came squarely within the guidance that we gave a year ago. It reflected continued improvement as we had indicated and what we thought we were going to see, and most important for us at CBIZ was the continuation of our organic revenue growth, which was about twice what it had been in the prior year.

I’d like to turn it over to Ware to give you the details and then I’ll come back and give you some color on our acquisition program as well as what we think we’re going to see in the market in 2014.

Ware Grove - CBIZ, Inc. - SVP and CFO

Thank you, Steve and good morning everyone. I want to take a few minutes to review the highlights of the numbers we released this morning for the quarter and the year ended December 31, 2013. Now as a reminder, with the sale of MMP that closed in August of 2013, the results from this operation and the gain on its sale net of tax were reflected as discontinued operations.

Thanks to the efforts of our many CBIZ associates who are working hard to serve clients. CBIZ is very sound financially and we continue to generate strong cash flow and strong growth in earnings.

For the year ended December 31, 2013, we recorded a 10.5% growth in total revenue with an improvement in margin and growth in earnings per share of 24.4% compared with 2012 when you exclude the $0.05 per share impact from the several non-recurring items that we mentioned in the earnings release this morning.

Looking more closely at the fourth quarter, total revenue grew by $13.9 million or 10.2% compared with the fourth quarter a year ago. Same unit revenue grew by $3.4 million or 2.5% in the fourth quarter, compared with a year ago, with same unit revenue for the Financial Services business growing by 2.3% and same unit revenue for the Employee Services business growing by 2.1% in the fourth quarter of this year compared with year ago. Acquisitions contributed $10.4 million to revenue growth in the fourth quarter, compared to a year ago.

Now for the full year ended December 31, 2013, total revenue grew by $65.5 million, or by 10.5% compared with prior year. Same unit revenue grew by $15.3 million, or by 2.4%, which was in line with the expectations we had for the full year. Acquisitions contributed $50.2 million to revenue growth in 2013 and they performed in line with our expectations.

Eliminating the $2.5 million non-recurring gain on sale, and the $1.9 million non-recurring favorable legal settlement that occurred in the fourth quarter of 2012, pre-tax income margins in 2013 improved by 80 basis points over the adjusted 2012 results. Earnings per share increased to $0.51 in 2013, an improvement of 24.4% over the $0.41 adjusted earnings per share for 2012.

Cash earnings per share improved to $1.08 per share, a 17.4% improvement, over $0.92 per share for the prior year, and adjusted EBITDA for 2013 was $75.6 million, an increase of 15% over the prior year.

Now, same unit revenue for Financial Services grew by 3.3% for the full year, compared with the prior year, led by growth in our national healthcare consulting business and also bolstered by modest growth in our core accounting units.

The acquisitions we made in 2012 have performed in line with our expectations and the contribution margin for this group has improved by 40 basis points in 2013, compared to the prior year. In our core accounting units, the volume of hours was up about two-tenths of a percent and the effective yield per hour was up about 1.3%.

The investments we made in building a business development team in select markets and building a team focused on national, state and local tax consulting services will enhance our future revenue growth opportunities, but in 2013 resulted in an increase in costs of $1.1 million for the year or 25 basis points of margin for this group compared to the prior year.

Turning to Employee Services, same unit revenue increased by 2.1% in the fourth quarter and it was up seven-tenths of a percent for the full year compared with the prior year. We recorded good organic growth in our property and casualty insurance, retirement advisory, HR consulting and payroll service areas, and we are seeing improving trends in our employee benefits business.

As a result of our consultative approach helping companies with Healthcare Reform related issues, we have gained new business in 2013 that we expect will reflect stronger growth in the benefits area for 2014.

Within the Employee Services group, the life insurance services, which are transactional and therefore somewhat unpredictable, was modestly up in the fourth quarter, but recorded a $2.5 million decline in same unit revenue for the full year of 2013. When you eliminate the impact of the life insurance revenue decline, same unit revenue for the remaining Employee Services group was up 2.2% in the fourth quarter and was up 2.1% for the full year of 2013 compared with the prior year.

Total revenue was up 10.0% in Employee Services for the full year, compared with prior year, and we are pleased to successfully leverage this revenue growth by increasing contribution margin by 110 basis points this year, compared with the prior year.

Now looking at operating income; when you eliminate the impact of accounting for gains and losses on the assets held in deferred compensation plan, operating margin increased by 100 basis points in 2013, compared with the prior year.

The effective tax rate on income from continuing operations for the full year ended December 31, 2013, was 39.7%, and that compares with a rate of 38.2% for the prior year. This impacted reported earnings per share in 2013 by approximately a penny per share compared had we maintained a constant year-over- year effective tax rate.

As we look ahead to 2014, we expect the effective tax rate in 2014 will be approximately 40%. The fully diluted share count for 2013 was 49.1 million shares. We’re very close to the share count a year ago, which was 49.3 million shares. As a reminder, we bought 3.85 million shares from Westbury Limited, concurrent with the sale of MMP at the end of August. The option exercises, which occurred in the fourth quarter, served to offset the impact of the share purchases so that the share count for the full year was essentially constant compared with the prior year. Now as many of you are aware, a higher share price can result in an increase in the reported fully diluted share count and the recent increase in CBIZ share price may impact the share count as we go into 2014.

It continues to be our intention to conduct share repurchase activities in order to maintain a constant share count, and with our strong cash flow and strong balance sheet we have great flexibility. However, share repurchase activity is always opportunistic and we continually assess alternate uses of capital as we evaluate the current share price and evaluate alternate uses of capital such as the pipeline of acquisition opportunities.

To date this year in 2014, we have repurchased 455,000 shares under our 10b5-1 program that has been in place since mid-December. We continue to maintain a sharp focus on asset management and cash flow. We are pleased to report that day sales outstanding on receivables stood at 74 days at the end of the year 2013 compared with 76 days a year ago.

The bad debt expense was 64 basis points of revenue for 2013 compared to 84 basis points for the full year of 2012. Capital spending for the full year in 2013 was $6.2 million and in the fourth quarter capital spending was $1.9 million, both in line with our expectations.

At the end of the year the outstanding balance on our $275 million unsecured bank credit facility was $48.5 million, and this compares with $208.9 million balance at the beginning of the year, a reduction of $160.4 million. During the full year 2013, we used $21.6 million for acquisition and earn-out related payments. With the sale of MMP, net of tax payments and net of the proceeds that were used for the share purchase transaction with Westbury Limited, we applied about a $125 million of the sales proceeds to reduce debt. So, the majority of the remaining reduction in debt was essentially the result of generating good positive operating cash flow from operating activities for the full year of 2013.

Looking ahead, earn out payments for acquisitions already completed were forecasted at $10.4 million in 2014, $14.3 million in 2015 with an additional $4.5 million in 2016 and beyond. So, we stand today with a very strong balance sheet and strong cash flows from operating activities. Total debt stands at about 2.5 times EBITDA at the end of 2013. This gives us great flexibility to address future acquisition opportunities and investments, in order to enhance growth of our financial and Employee Services businesses.

We have made three acquisitions in the past 60 days, and we continue to evaluate an active pipeline of potential acquisitions. We remain disciplined, however, in our approach towards acquisitions. So, predicting future acquisition activity is always uncertain. Our financial strength also gives us great flexibility as we consider financing alternatives and as we begin to think about the upcoming debt maturities in 2015. We are considering a number of alternatives that are available to CBIZ and we will continue to evaluate the capital markets as we proceed through 2014.

So in conclusion, we’re very pleased to report strong revenue growth, cash flow and growth in earnings per share for the full year ended December of 2013.

Looking ahead to 2014, we expect economic conditions will continue to modestly improve and we expect to achieve a modest improvement over the 2.4% same unit revenue growth that we recorded in 2013. Also, considering the impact of the several recent acquisitions we announced, we expect that total revenue will grow within a range of 5% to 7% in 2014, compared with 2013. Also assuming a constant share count in 2014 compared to this year or 2013, we expect to leverage this revenue growth and expect to grow earnings per share within a range of 15 to 18%, compared with the $0.51 per share reported for 2013. Cash flow will continue to be strong and EBITDA is expected to increase within a range of 8% to 12% in 2014, compared with the level achieved in 2013. So with these comments, I’ll conclude and I’ll turn it back over to Steve.

Steven Gerard - CBIZ, INC. - CEO

Thank you, Ware. Let me comment on the environment that we think we’re going to see in 2014. As Ware indicated, we are seeing modest improvement in our clients. We expect them to continue to slowly and carefully expand their business operations. We expect that the opportunities coming out of the Affordable Care Act will continue to provide us with new clients and more and better work for our existing clients.

On the acquisition front, we expect that the pipeline is strong, and we expect this year to at least complete the three to five transactions and possibly more that we normally do. Last year was a little bit of a slower year on the acquisition front, but keep in mind that in 2012, we completed 10 acquisitions and our primary objective was to make sure that we had integrated those properly.

So, on all fronts it looks to us like we’re going to see a continuation of organic revenue growth aided by a reasonable amount of acquisition growth in 2014, and as Ware said, our ability to leverage that into a very strong EPS growth as well. With that, I’d like to stop and take questions from our shareholders and analysts.

QUESTION AND ANSWER

Operator

We will now begin the question- and-answer session. (Operator Instructions). The first question comes from Josh Vogel with Sidoti & Company. Please go ahead.

Josh Vogel - Sidoti & Co. - Analyst

Thank you. Good Morning Steve and Ware.

Steven Gerard - CBIZ, INC. - CEO

Hi, Josh.

Ware Grove - CBIZ, Inc. - SVP and CFO

Hi, Josh.

Josh Vogel - Sidoti & Co. - Analyst

My first question is regarding the acquisition pipeline. Are you — I know the transactions slowed last year but that should pick up this year. Are you seeing more opportunity to build out the Financial Services or Employee Services divisions in 2014?

Steven Gerard - CBIZ, INC. - CEO

I think we’re seeing a rather constant opportunity to build them out. Financial Services transactions tend to be a lot larger and perhaps take a little bit longer. There are far more smaller employee service acquisitions. We’re not seeing a dramatic change in pricing. We’re seeing a little bit of change in structure on the insurance side, but not necessarily on pricing.

So, I would call 2014 to be a normal acquisition year. I think 2013 was down a little bit, not because there was perhaps a lack of opportunities, but we just didn’t find transactions that either worked for us or work for the seller, but we probably looked at the same number year-over-year.

Josh Vogel - Sidoti & Co. - Analyst

Okay. Are there any specialties within either segment that you specifically want to beef up in 2014?

Steven Gerard - CBIZ, INC. - CEO

Yes. On the Financial Services side, we want to continue our geographic expansion, both in areas that we don’t have any offices in, and in fact in some areas where we have smaller offices that need to be larger opposite the size of the city that they’re in.

On the Employee Services side, I’d say that the primary focus is on the property and casualty business. Although we continue to assess employee benefit businesses as well as retirement plan businesses.

Josh Vogel - Sidoti & Co. - Analyst

Okay. Shifting gears a little bit, as we look at the quarterly revenue and margin trends throughout this year, is there anything we should be looking for, primarily in Q1 in terms of the tax filing season and potential choppiness to the results like we saw last year?

Steven Gerard - CBIZ, INC. - CEO

No. We’re not aware of anything now that should make this an unusual quarter. The required documents were, and continue to be issued on time, which was the problem last year. We’re not aware of anything that would cause any unusual choppiness in either the tax filing or our piece of the attest revenue that comes through from MHM.

Josh Vogel - Sidoti & Co. - Analyst

Okay. And just lastly, should I not read too much into the sequential decline in the same unit sales growth from Q2 and Q3 to Q4? Was that just seasonal softness?

Steven Gerard - CBIZ, INC. - CEO

Yes, I would not read anything into that. Some of these things are lumpy. That’s why we try to focus on a full year. There was nothing specific in the quarter that would have caused that.

Josh Vogel - Sidoti & Co. - Analyst

Okay, great. Thanks a lot guys.

Steven Gerard - CBIZ, INC. - CEO

Okay.

Operator

(Operator Instructions). The next question comes from Jim Macdonald with First Analysis. Please go ahead.

Jim Macdonald - First Analysis - Analyst

Yes, good morning, guys.

Steven Gerard - CBIZ, INC. - CEO

Hi, Jim.

Ware Grove - CBIZ, Inc. - SVP and CFO

Hi, Jim.

Jim Macdonald - First Analysis - Analyst

Could you talk a little bit about how the Affordable Care Act has impacted you so far, and what you expect to see going into 2014?

Steven Gerard - CBIZ, INC. - CEO

The Affordable Care Act has given us an opportunity to position ourselves with our existing clients in a better way that we haven’t had before as a consultative broker, and it’s given us an opportunity to generate significant new revenue from new clients. We estimate that last year we picked up about $2.6 million to $2.7 million of incremental revenue just as a result of our analytical tool and our sales outreach to perspective clients. So, it continues to be a source of great opportunity.

Now, yesterday the government announced a change in the employer mandate, which moved the employer mandate to out until 2016, basically kicked in another year. That’s going to give existing clients and potential clients who have between 50 and 100 employees another year to comply. It really doesn’t impact dramatically the companies that have over 100 employees.

So, for us it’s actually a positive because we can focus our resources on those clients which are above 100 lives. Those that are under have just bought themselves a little bit more time. But far more interesting is some of the other things they announced yesterday, which has to do with the requirement for example, that 90% of the employees have be covered, they rolled that back.

From a trajectory standpoint, it appears to us that the government is looking to find this to be more palatable for larger clients. So, I think what we’re going to see is a continued refinement of the rules for those companies over 100 lives, which means our clients and our perspective clients are still going to need somebody to help decode all of this.

So, we’re kind of viewing the Affordable Care Act as the gift that keeps on giving. We think that there will be more opportunity to position ourselves with our current and potential clients and at the same time continue to work with the smaller ones who now have just gotten a reprieve.

Jim Macdonald - First Analysis - Analyst

And are you seeing a trend towards or away from brokered health plans towards more self and insured? So, for away from HMO PPO type plans to more self- insured plans? And if so, how does that impact you guys?

Steven Gerard - CBIZ, INC. - CEO

We’re not seeing dramatic trends as a result of this in terms of our type of insurance or our placement. We’re not seeing dramatic movement to exchanges, and that probably now is going to even slow up even more, and to the extent that clients should be looking at a self-insured plan, that is our job.

We should be working with them and it doesn’t dramatically impact our revenue, but we have not yet seen a dramatic movement of smaller companies. By smaller I mean employee count of a 100 to 500 or 100 to 1,000, moving to self-insured plans.

But that’s clearly become an option that they’re taking a harder look at now. And that fits very well with what we do, because not only do we have the tools to analyze it for them, but we have the ability to give them wellness programs and pharmacy programs and other things which could actually make that shift work better for them. So, why we haven’t seen it, we’ve got our eyes open and we’re constantly assessing whether that’s the right recommendation for the client.

Jim Macdonald - First Analysis - Analyst

Okay. And just a technical question maybe for Ware. You sort of said your guidance was dependent on share count remaining the same, but EPS guidance — with the stock price above the strike price of the convert, what are you looking at for the share count in the first quarter for example, and I guess that depends a little bit on your repo activity?

Ware Grove - CBIZ, Inc. - SVP and CFO

It really does. It depends on a lot of different things. Just looking at the average share price in the fourth quarter, and there was a nice run up as you well know, the share count could go up 1 million to 2 million shares in the first quarter compared to the end of the year. But again we’ve repurchased 455,000 shares to date. So, it kind of depends on how we manage that activity, and those are the variables.

Steven Gerard - CBIZ, INC. - CEO

And then Jim, it also obviously depends on the average price during the quarter. So it’s very hard at this point to kind of calculate that.

Jim Macdonald - First Analysis - Analyst

Yes, you compared it to the end of the year but your fourth quarter was a loss quarter. So, it was a basic share count quarter. So, could we be talking about a share count like above 50 million shares in the first quarter?

Ware Grove - CBIZ, Inc. - SVP and CFO

Yes, when I said increased I was referring to the full year share count, not just the fourth quarter.

Jim Macdonald - First Analysis - Analyst

Okay. And maybe you could remind me, just another technical question, what the interest rate on your debt is like at these low levels of debt?

Ware Grove - CBIZ, Inc. - SVP and CFO

Yes, we’re at about 175 basis points spread over LIBOR. So, we’re a shade under 3% all in, on our incremental borrowing.

Jim Macdonald - First Analysis - Analyst

Right. Thanks very much.

Operator

As there are no further questions, this concludes our question-and-answer session. I would like to turn the conference back over to Steven Gerard for any closing remarks.

Steven Gerard - CBIZ, INC. - CEO

Okay. Well, thank you Gary. I’d like to thank our shareholders for their continued support and their continued interest in our company and especially thank all of our associates who are listening in. 2013 was a very strong year for us, one of the best years we’ve actually ever had. And what’s more important is that the trajectory looks like it’s going to continue to be very, very positive. That all comes as a direct result of our nearly 4,000 associates, who — as Ware pointed out, work hard every day to service their clients, and at the same time generate revenue and earnings for our shareholders.

So to them a special thanks for a great, great year. And I look forward to bring everybody up to-date after the first quarter release. Thank you.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.